EXHIBIT 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) dated the 1st day April, 2016 to the Employment Agreement, dated March 3, 2014 and as amended on January 12, 2015, July 23, 2015 and January 11, 2016 (the “Employment Agreement”) by and between Heat Biologics, Inc. (the “Corporation”) and Taylor Schreiber, M.D., Ph.D. (“Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Employment Agreement.

WHEREAS, Employee was retained under the Employment Agreement by the Corporation to serve as its Chief Scientific Officer; and

WHEREAS, in order to assist the he Corporation with the implementation of a cost-savings plan and focused corporate strategy, the Corporation and the Executive desire to amend the Employment Agreement as set forth herein.

NOW THEREFORE, for the mutual promises contained herein and for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.

Amendment. The following new Section 3(f) of the Employment Agreement is hereby added:

“(f)

Notwithstanding anything to the contrary in this Agreement, the Corporation and the Executive irrevocably agree to defer 20% of the Executive’s Base Salary on a  monthly basis commencing April 1, 2016 until December 31, 2016 at which time the payment of the full Base Salary shall resume; provided that payment of the full Base Salary shall resume and full payment of all deferred amounts shall be made upon the earliest to occur of the following events: (i) a financing or series of financings by the Corporation in the aggregate amount of $7,500,000; (ii) the sale of all or substantially all of the assets of the Corporation; and (iii) a change of control of the Corporation whereby another Person or other entity acquires in excess of fifty percent (50%) of the voting securities of the Corporation.

       2.    Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

       3.    No Other Amendments; Confirmation. All other terms of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

       4.    Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

       5.    Governing Law. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable. State of North Carolina without regard to its choice or conflict of law principles and the parties agree to North Carolina as the exclusive venue for any disputes arising hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HEAT BIOLOGICS, INC.

By:	/s/ Jeffrey Wolf
Name:	Jeffrey Wolf
Title:	President and Chief Executive Officer

/s/ Taylor Schreiber, M.D., Ph.D.
Taylor Schreiber, M.D., Ph.D.